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                                                                   Exhibit 10.16

                           ARGONAUT TECHNOLOGIES, INC.

                              CONSULTING AGREEMENT

        This Consulting Agreement ("AGREEMENT") is entered into as of January 10, 2002 by and between Argonaut Technologies, Inc. (the "COMPANY") and John T. Supan ("CONSULTANT").

        WHEREAS, Consultant is the former Chief Financial Officer of the Company and has resigned to pursue a career as an independent consultant providing chief financial officer and expert accounting services, primarily to private and public companies in the life sciences and other industries;

        WHEREAS, The Company desires to retain Consultant as an independent contractor to act as its Chief Financial Officer during the Company's search for a permanent chief financial officer, and to assist the Company in connection with ongoing mergers and acquisition activities, all as more fully detailed in Exhibit A; and

        WHEREAS, Consultant is willing to perform such services, on the terms described below.

        NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

        1. Services and Compensation. Consultant agrees to perform for the Company the services described in Exhibit A (the "SERVICES"), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant's performance of the Services.

        2. Confidentiality.

               A. Definition. "CONFIDENTIAL INFORMATION" means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company's products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of the consulting relationship), software, developments, inventions, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, finances or other business information. Confidential Information does not include information that (i) has become publicly known and made generally available through no wrongful act of Consultant or (ii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

               B. Nonuse and Nondisclosure. Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party. Consultant agrees that all Confidential Information will remain the sole property


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of the Company. Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Without the Company's prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company.

               C. Former Client Confidential Information. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any. Consultant also agrees that Consultant will not bring onto the Company's premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

               D. Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company's agreement with such third party.

               E. Return of Materials. Upon the termination of this Agreement, or upon Company's earlier request, Consultant will deliver to the Company all of the Company's property, including but not limited to all electronically stored information and passwords to access such property, or Confidential Information that Consultant may have in Consultant's possession or control.

        3. Ownership.

               A. Assignment. Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement that relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with or that Consultant may become associated with in work, investigation or experimentation in the Company's line of business in performing the Services under this Agreement (collectively, "INVENTIONS"), are the sole property of the Company. Consultant also agrees to assign (or cause to be assigned) and hereby assigns fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions.

               B. Further Assurances. Consultant agrees to assist Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain


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such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant's obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

               C. Pre-Existing Materials. Subject to SECTION 3.A, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant will inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company's prior written permission.

        4. Conflicting Obligations.

               A. Conflicts. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement. Consultant will not enter into any such conflicting agreement during the term of this Agreement. Consultant's violation of this Section 4.A will be considered a material breach under SECTION 6.B.

               B. Substantially Similar Designs. In view of Consultant's access to the Company's trade secrets and proprietary know-how, Consultant agrees that Consultant will not, without Company's prior written approval, design identical or substantially similar designs as those developed under this Agreement for any third party during the term of this Agreement and for a period of 12 months after the termination of this Agreement. Consultant acknowledges that the obligations in this SECTION 4 are ancillary to Consultant's nondisclosure obligations under SECTION 2.

        5. Reports. Consultant also agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Company advised as to Consultant's progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, as requested by the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the time required to prepare such written reports will be considered time devoted to the performance of the Services.

        6. Term and Termination.

               A. Term. The term of this Agreement will begin on the date of this Agreement and will continue until the earlier to occur of (i) March 31, 2002, (ii) the date on which the Company's annual report on Form 10K for the year ended December 31, 2001 is filed with the Securities and Exchange


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Commission, or (iii) the date on which this Agreement is terminated in accordance with the provisions of SECTION 6.B hereof.

               B. Termination. Either party may terminate this Agreement upon giving the other party 14 days' prior written notice of such termination pursuant to SECTION 11.E of this Agreement. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.

               C. Survival. Upon such termination, all rights and duties of the Company and Consultant toward each other shall cease except:

                      (1)The Company will pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, reasonably necessary and prudent in connection with the performance of Services pursuant to this Agreement and in accordance with the provisions of Section 1 of this Agreement; and

                      (2)Section 2 (Confidentiality), Section 3 (Ownership),
Section 4 (Conflicting Obligations), Section 7 (Independent Contractor; Benefits), Section 8 (Indemnification) and Section 10 (Arbitration and Equitable Relief) will survive termination of this Agreement.

        7. Independent Contractor; Benefits.

               A. Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in Exhibit A. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

               B. Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company. If Consultant is reclassified by a state or federal agency or court as Company's employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company's benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

        8. Indemnification. Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys' fees and other legal expenses, arising directly or indirectly from or in connection with
(i) any bad faith or reckless or intentionally wrongful act of Consultant or


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Consultant's assistants, employees or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, (iii) any breach by the Consultant or Consultant's assistants, employees or agents of any of the covenants contained in this Agreement, or (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations.

        9. Nonsolicitation. From the date of this Agreement until 12 months after the termination of this Agreement (the "RESTRICTED PERIOD"), Consultant will not, without the Company's prior written consent, directly or indirectly, solicit or encourage any employee or contractor of the Company or its affiliates to terminate the consulting relationship with, or cease providing services to, the Company or its affiliates. During the Restricted Period, Consultant will not, whether for Consultant's own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with any person who is or during the period of Consultant's engagement by the Company was a partner, supplier, customer or client of the Company or its affiliates.

        10. Arbitration and Equitable Relief.

               A. Arbitration. Consultant agrees that any and all controversies, claims or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company, in its capacity as such or otherwise) arising out of, relating to or resulting from Consultant's performance of the Services under this Agreement or the termination of this Agreement, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the "RULES") and pursuant to California law. CONSULTANT AGREES TO ARBITRATE, AND THEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO, ALL DISPUTES ARISING FROM OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO: ANY STATUTORY CLAIMS UNDER STATE OR FEDERAL LAW, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION OR WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS. Consultant understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Consultant.

               B. Procedure. Consultant agrees that any arbitration will be administered by the American Arbitration Association ("AAA"), and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. Consultant agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including discovery motions, motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Consultant agrees that the arbitrator will issue a written decision on the merits. Consultant also agrees that the arbitrator will have the power to award any remedies, including attorneys' fees and costs, available under applicable law. Consultant understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA, except that Consultant shall pay the first $200.00 of any filing fees associated with any arbitration Consultant initiates. Consultant agrees that the arbitrator will administer and


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conduct any arbitration in a manner consistent with the Rules and that, to the extent that the AAA's National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

               C. Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between the Company and Consultant. Accordingly, except as provided for by the Rules, neither the Company nor Consultant will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

               D. Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Consultant agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of Sections 2 (Confidentiality), 3 (Ownership) or 4 (Conflicting Obligations) of this Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code Section 2870. In the event either the Company or Consultant seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys' fees.

               E. Administrative Relief. Consultant understands that this Agreement does not prohibit Consultant from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers' compensation board. This Agreement does, however, preclude Consultant from pursuing court action regarding any such claim.

               F. Voluntary Nature of Agreement. Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges and agrees that Consultant has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Consultant is waiving its right to a jury trial. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of its choice before signing this Agreement.

        11. Miscellaneous.

               A. Governing Law. This Agreement shall be governed by the laws of California without regard to California's conflicts of law rules.

               B. Assignability. Except as otherwise provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement.

               C. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.


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               D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

               E. Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party's address or facsimile number written below or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective 3 business days after mailing in accordance with this Section 11(E).

                      (1)   If to the Company, to:
                            Argonaut Technologies, Inc.
                            1101 Chess Drive
                            Foster City, CA 94404
                            Attention: Lissa Goldenstein
                            Telephone: (650) 655-4200
                            Facsimile: (650) 655-4300

                      (2) If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

               F. Attorneys' Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees, in addition to any other relief to which that party may be entitled.

               G. Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

               H. Insurance and Indemnity. The Company will use its reasonable best efforts to provide coverage to Consultant under the Company's Directors and Officers Insurance Policy during the Term with respect to any Services provided to the Company pursuant to this Agreement. If at any time Consultant is no longer an officer of the Company, the Company agrees to indemnify and hold harmless Consultant from and against all taxes, losses, damages, liabilities, costs and expenses, including reasonable attorney's fees (collectively "Losses") arising directly from or in connection with any violation or claimed violation of a third party's rights relating to any period during the Term, provided, however, that the Company shall not indemnify or hold harmless Consultant in connection with any Losses which relate to amounts due and owing by Consultant to Company pursuant to Section 8 hereof or which arise directly or indirectly from Consultant's negligence, willful misconduct or bad faith.


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               I. Access to Information. During the Term of this Agreement, the
Company will provide Consultant with reasonable access to the business and financial information regarding (i) the Company, (ii) the Company's ongoing merger and acquisition activities relative to the project referred to as Rainbow, (iii) the Company's financial and SEC reporting and Nasdaq compliance initiatives, and (iv) the Company's tax reporting initiatives, reasonably necessary for Consultant to perform the duties of Consultant described in Exhibit A, or as reasonably requested by Consultant in connection with the performance of such duties.

        IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.


CONSULTANT                                 ARGONAUT TECHNOLOGIES, INC.


--------------------------------           -------------------------------------
John T. Supan                              Lissa Goldenstein
                                           President and Chief Executive Officer

Address for Notice:

John T. Supan
372 Devonshire Boulevard
San Carlos, CA 94070
Tel:     (650) 593-3170
         (650) 593-3501


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                                    EXHIBIT A

                            Services and Compensation

        1. Contact. Consultant's principal Company contact:

        Lissa Goldenstein, President and Chief Executive Officer

        2. Services. The Services shall include, but shall not be limited to, the following:

               A. Act as the Company's Chief Financial Officer during the Term, and provide the services typically associated with that office, including, without limitation, the following:

                      (i) working closely with the Company's internal accounting personnel and officers and directors and independent auditors in connection with the Company's audit for the year ended December 31, 2001; and

                      (ii) working closely with the Company's internal accounting personnel and directors and officers and independent auditors in connection with the Company's federal and state tax reporting initiatives for the year ended December 31, 2001 and prior periods;

                      (iii) working closely with the Company's internal accounting personnel, directors and officers, independent auditors and outside counsel in connection with any activities conducted in connection with the Company's compliance with Securities and Exchange Commission ("SEC") and Nasdaq reporting requirements, including any press releases, earnings conference calls or webcasts undertaken by the Company in compliance with SEC Regulation FD;

                      (iv) attending meetings of the Company's audit committee, compensation committee and board of directors as requested from time to time by the Company's President and Chief Executive Officer or Chairman or any member of the Company's board of directors; and

                      (v) assisting the Company's directors and officers in connection with ongoing and currently planned mergers and acquisition initiatives, including without limitation the project referred to as "Rainbow" with the understanding that this may involve international and domestic travel.

               B. Any transition related duties which are necessary in order to ensure that the incoming Chief Financial Officer of the Company has all appropriate information to perform his or her responsibilities.

        3. Compensation.

               A. Consulting Fee. The Company shall pay Consultant a monthly fee in an amount equal to the lesser of (i) $40,000 or (ii) the product of (x) the number of hours worked by Consultant


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on Company matters during the month, as set forth on time recording statements submitted by Consultant to the President and Chief Executive Officer of the Company, multiplied by (y) $200, payable within 30 days of receipt of invoice from Consultant.

               B. Vesting. During the Term, all stock options held by Consultant shall continue vest in accordance with their terms and may be exercised in accordance with the terms of the applicable Company option plan. Upon termination of this Agreement, Consultant's options shall cease to vest and shall be exercisable only for the period following termination set forth in the applicable Company option plan. Consultant shall not be eligible to participate in the Company's employee stock purchase plans.

        Promptly following the last day of each calendar month during the Term, Consultant shall submit to the Company a written invoice for Services and expenses, and such statement shall be subject to the approval of the contact person listed above or other designated agent of the Company.


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Accepted and agreed as of January 10, 2002


CONSULTANT                                ARGONAUT TECHNOLOGIES, INC.


--------------------------------          --------------------------------
John T. Supan                             Lissa Goldenstein
                                          President and Chief Executive Officer